BEARGUARD FUNDS, INC.
                      RULE 18f-3
                  MULTIPLE CLASS PLAN


     Bearguard Funds, Inc. (the "Company"), a registered investment company currently consisting of the Bearguard Fund (the "Fund"), has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), in offering multiple classes of shares of the Fund. A majority of the Board of Directors of the Company, including a majority of the directors who are not interested persons of the Company, has determined in accordance with Rule 18f-
3(d) that the following plan (the "Plan") is in the best interests of each class individually and the Company as a whole:

     1. Class Designation. Fund shares will be designated either Investor Class or Institutional Class.

     2. Class Characteristics. Each class of shares will represent interests in the same portfolio of investments and will be identical in all respects to the other class, except as set forth below:

     Investor Class:     Investor Class shares will be
                         offered for sale at net asset value
                         per share without the imposition of
                         a sales charge.  Investor Class
                         shares will be subject to a
                         distribution plan adopted pursuant
                         to Rule 12b-1 under the 1940 Act
                         which provides for an annual
                         distribution fee of up to 0.25% of
                         the average daily net assets of the
                         Fund attributable to Investor Class
                         shares, computed on an annual
                         basis.  The distribution plan fees
                         for the Investor Class shares will
                         be used to pay the Fund's
                         distributor a distribution and
                         shareholder servicing fee of up to
                         0.25% for promoting and
                         distributing Investor Class shares
                         or for providing shareholder
                         services or others who render
                         assistance in distributing or
                         promoting Investor Class shares.

 Institutional Class:    Institutional Class
                         shares will be offered for sale at
                         net asset value per share without
                         the imposition of a sales charge.
                         Institutional Class shares will not
                         be subject to a distribution plan
                         adopted pursuant to Rule 12b-1
                         under the 1940 Act.

     3. Expense Allocations. The following expenses will be allocated on a class-by-class basis, to the extent practicable: (i) fees under the distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act; (ii) accounting, auditor, litigation or other legal expenses relating solely to a particular class; and (iii) expenses incurred in connection with shareholder meetings as a result of issues relating to a particular class. Income, realized and unrealized capital gains

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and losses, and expenses of the Fund not allocated to a
particular class will be allocated on the basis of the net asset value of each class in relation to the net asset value of the Fund. Notwithstanding the foregoing, a service provider for the Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 of the 1940
Act.

     4. Exchanges and Conversions. There are no conversion features associated with the Investor Class or Institutional Class shares.

     5. General. Each class will have exclusive voting rights with respect to any matter related solely to such class's Rule 18f-3 arrangements. Each class will have separate voting rights with respect to any matter submitted to shareholders in which the interests of one class differ from the interests of the other class.
Each class will have in all other respects the same rights and obligations as each other class. On an ongoing basis, the Board of Directors will monitor the Plan for any material conflicts between the interests of the classes of shares. The Board of Directors will take such action as is reasonably necessary to eliminate any conflict that develops. The Fund's investment adviser and distributor will be responsible for alerting the Board of Directors to any material conflicts that may arise. Any material amendment to this Plan must be approved by a majority of the Board of Directors, including a majority of the directors who are not interested persons of the Company, as defined in the 1940 Act. This Plan is qualified by and subject to the then current prospectus for the applicable class, which contains additional information about that class.